Marine Products Corporation to Present at the B. Riley 3rd Annual Consumer Conference

ATLANTA, Sept. 26, 2017 /PRNewswire/ -- Marine Products Corporation (NYSE: MPX) announced today that it will present at the B. Riley 3rd Annual Consumer Conference in New York on Thursday, September 28, 2017 at 9:30 a.m. Eastern Time.

The presentation will provide a corporate overview, highlight the products that Marine Products Corporation provides and discuss the most recently published financial results. Management's remarks will be available in real time at Marine Products Corporation investor website, www.marineproductscorp.com, and will be archived for a period of 90 days following the presentation.

Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral's sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. In addition, Chaparral manufactures SunCoast Sportdeck outboards, Vortex Jet Boats and the Surf Series of Chaparral SSi and SSX Sportboats and Sunesta Sportdecks. Robalo builds outboard sport fishing boats which include center console, dual console, walkaround cabin and Cayman bay boat models.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo offshore sport fishing boats. The Company continues to diversify its product lines through product innovation and is prepared to consider strategic acquisition targets. With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value. For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information about Marine Products Corporation or this event, please contact:

Jim Landers
Vice President, Corporate Finance
(404) 321-2162
jlanders@marineproductscorp.com

Sharon Gardner
Manager, Investor Relations
(404) 321-2172
sgardner@marineproductscorp.com